Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-192476

Dated January 27, 2014

VO: “I’d rather play with ten guys then to play with someone that is all about themselves.” As a kid,

I got in to a lot of trouble, You know, I was a follower. I should have been a leader,but, Just like any animal, you adopt ot the environment and that’s what I did. Seventh grade, I started seeing my friends gettin’ arrested. I ran away from it.

No matter how much you change or how much you grow There is still adversity And situations that you are going to face.

I got in to the league, I saw guys that wanted the ball, Working out by themselves. I tried to mimic that,

So it was all about me. You know, “I’m the man.” “This is my team.” But, i had a reality check. Turned on the TV.

VO: “I’d rather play with ten guys, Then to play with someone who is All about themselves.”

I am So thankful that He helped me put the team first. I was able to become that leader that team was looking for.

I can see myself at the hall of Fame With my two kids following behind me When you draw it out you see it. It’s right in front of you.

Art is not just about Sitting in front of a canvas And having fun. You’re painting a picture of your life.

Now I have the Vernon Davis Foundation for the arts Where I can help these kids Inspire them

To pursue art. I always say that the best preparation for tomorrow

Is the right use of today. That’s why I have to be at my best each and every day. Giving it my all, giving all I got,

In order to take the Vernon Davis brand To the next level.

I am a business man I am a leader.

I am philanthropist. I’m a God fearing man. I’m all about my family. I’m all about my team.

Who am I? You tell me. Who do you think I am? I’m Vernon Davis. When I put my mind to something nothing can stop me. And you know what? My mind has been on some big things lately.

[LOGO]

FANTEX INC. IS IN THE BUSINESS OF ACQUIRING MINORITY INTERESTS IN THE INCOME ASSOCIATED WITH THE BRANDS OF PROFESSIONAL ATHLETES, ENTERTAINERS AND OTHER HIGH-PROFILE INDIVIDUALS AND ASSISTING SUCH INDIVIDUALS IN ENHANCING THE REACH AND VALUE OF THEIR RESPECTIVE BRANDS. OUR FOCUS IS ASSISTING OUR BRANDS IN CREATING AND DEVELOPING A VISION FOR THEIR BRAND IDENTITY. THE PRECEDING VIDEO LOOKED AT THE VERNON DAVIS BRAND FANTEX, INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. THIS INVESTMENT IS COMPLEX. RISKY AND SPECULATIVE. BEFORE YOU INVEST. YOU SHOULD READ THE PROSPECUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS FANTEX, INC. HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT FANTEX, INC. AND THIS OFFERING YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, FANTEX, INC., ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 866-315-3482. Fantex Inc. is in the business of acquiring minority interest in the income associated with the brands of professional athletes, entertainers and other high-profile individuals and assisting such individuals in enhancing the reach the value of their respective brands. Our focus is assisting our brands in creating and developing a vision for their brand identity. The preceding video looked at the Vernon Davis Brand. Fantex, Inc. has filed a registration statement (including a prospectus) with the sec for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the sec for more complete information about Fantex Inc. and this offering. You may get these documents for free by visiting edgar on the sec website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482.

View the Prospectus.

VIDEO INTRODUCING VERNON DAVIS

Fantex Incorporated

The Brand Building Company

Vernon Davis

Voice Over: “I’d rather play with ten guys then to play with someone that is all about themselves.”

As a kid,

I got in to a lot of trouble. You know, I was a follower. I should have been a leader, but,

Just like any animal, you adopt to the environment and that’s what I did.

Seventh grade, I started seeing my friends gettin’ arrested.

I ran away from it.

No matter how much you change or how much you grow

There is still adversity

And situations that you are going to face.

I got in to the league, I saw guys that wanted the ball,

Working out by themselves.

I tried to mimic that,

So it was all about me. You know, “I’m the man.” “This is my team.”

But, I had a reality check. Turned on the TV.

Voice Over: “I’d rather play with ten guys,

Then to play with someone who is

All about themselves.”

I am

So thankful that

He helped me put the team first.

I was able to become that leader that team was looking for.

I can see myself at the Hall of Fame

With my two kids following behind me

When you draw it out you see it. It’s right in front of you.

Art is not just about

Sitting in front of a canvas

And having fun.

You’re painting a picture of your life.

Now I have the Vernon Davis Foundation for the arts.

Where I can help these kids

Inspire them

To pursue art.

I always say that the best preparation for tomorrow

Is the right use of today.

That’s why I have to be at my best each and every day.

Giving it my all, giving all I got,

In order to take the Vernon Davis brand

To the next level.

I am a business man

I am a leader.

I am philanthropist.

I’m a God fearing man.

I’m all about my family.

I’m all about my team.

Who am I? You tell me.

Who do you think I am?

I’m Vernon Davis. When I put my mind to something nothing can stop me.

And you know what? My mind has been on some big things lately.

Fantex Incorporated

The Brand Building Company

Fantex, Inc. is in the business of acquiring minority interests in the income associated with the brands of professional athletes, entertainers and other high-profile individuals and assisting such individuals in enhancing the reach and value of their respective brands. Our focus is assisting our brands in creating and developing a vision for their brand identity. The preceding video looked at the Vernon Davis Brand.

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482.

View the Prospectus.